KMJ Corbin & Company
Business Advisors Tax and Audit

September 17, 2007

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Gentlemen:

We have read Item 4.01 of Form 8-K of Material Technologies, Inc. for the event that occurred on September 17, 2007, and have the following comments:

1. We agree with the statements made in paragraphs one, four and five.

2. We have no basis on which to agree or disagree with the statements made in paragraphs two or three.

KMJ Corbin & Company LLP

KMJ Corbin & Company LLP

p 949 296 9700 f 949 296 9701 2603 Main Street, Suite 600 Irvine CA 92614 kmjpartnerscpa.com
p 760 431 5465 f 760 431 5466 2768 Loker Avenue West Suite 101 Carlsbad CA 92010